Exhibit 99.2

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles, ModusLink Global Solutions, Inc. (the “Company”) uses EBITDA a non-GAAP financial measure, to assess its performance. EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation, and amortization of intangible assets.

We believe that providing EBITDA to investors is useful, as the measure provides important supplemental information relating to our performance to investors and permits investors and management to evaluate the operating performance of our core supply chain business. We use EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of incentive compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our core supply chain business. We believe that the EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the core supply chain business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(in millions)

ModusLink	12 Months Ended October 31, 2017

Net Loss	$(22.5)

Interest	$7.9
Taxes	$2.7
Depreciation	$8.1
Amortization	$—

EBITDA	$(3.8)

IWCO	12 Months Ended October 31, 2017

Net Income	$18.9

Interest	$36.4
Taxes	$6.1
Depreciation	$13.9
Amortization	$7.0

EBITDA	$82.2